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                                                          Registration Statement
                                                               No. 333-38470

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8 POS
                        Post-Effective Amendment No. 2 to
             Registration Statement under the Securities Act of 1933

                                AZZ incorporated
                         (F/K/A AZTEC MANUFACTURING CO.)
               (Exact name of issuer as specified in its charter)


           Texas                                     75-0948250
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
incorporation or organization)


1300 S. University Drive, Suite 200
      Fort Worth, Texas                               76107
(Address of Principal Executive Offices)            (ZIP Code)



                                AZZ incorporated
                        1998 INCENTIVE STOCK OPTION PLAN
                       1998 NONSTATUTORY STOCK OPTION PLAN
                      1997 NONSTATUTORY STOCK OPTION GRANTS
                            (Full title of the plans)


                                 DAVID H. DINGUS
                     1300 South University Drive, Suite 200
                             Fort Worth, Texas 76107
                     (Name and address of agent for service)

                                 (817) 810-0095
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                    Shannon, Gracey, Ratliff & Miller, L.L.P.
                           777 Main Street, Suite 3800
                             Fort Worth, Texas 76102
                           Attention: Sam Rosen, Esq.

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Item 1.  Plan Information.

         The 1998 Incentive Stock Option Plan of the registrant, AZZ incorporated (formerly Aztec Manufacturing Co.), and this Form S-8 Registration Statement cover options to purchase 750,000 shares of $1.00 par value common stock (the "Common Stock") of the registrant and the Common Stock underlying those options. As of June 11, 2001, the date of the registrant's proxy statement for its 2001 annual shareholders meeting, options to purchase 241,900 shares of Common Stock were outstanding under that plan, leaving options to acquire 508,100 shares of Common Stock available for grant at that time. No additional options have been granted.

         The 1998 Nonstatutory Stock Option Plan of the Registrant and this Form S-8 Registration Statement cover options to purchase 250,000 shares of Common Stock and the Common Stock underlying those options. No options have been granted under that plan and, therefore, options to purchase 250,000 shares of Common Stock are available for grant.

         At the registrant's 2001 annual shareholders meeting, its 2001 Long Term Incentive Plan covering 750,000 shares of Common Stock was approved by the shareholders. That plan permits the grant of options to purchase shares of Common Stock, and the registrant is, therefore, amending this S-8 Registration Statement to withdraw (i) options to purchase 508,100 shares of Common Stock under the 1998 Incentive Stock Option Plan and the Common Stock underlying these options and (ii) options to purchase 250,000 shares of Common Stock under the 1998 Nonstatutory Stock Option Plan and the Common Stock underlying those options.

         This Registration Statement will remain in effect with regard to the currently outstanding options to purchase 180,994 shares of Common Stock under the 1998 Incentive Stock Option Plan, with regard to Common Stock underlying those options and with regard to the 60,906 shares of Common Stock previously issued pursuant to the exercise of options under that plan. Also, this Registration Statement will remain in effect with regard to the currently outstanding options to purchase 43,000 shares of Common Stock under the 1997 Nonstatutory Stock Option Grants to independent Directors, with regard to the Common Stock underlying those options and with regard to the 27,000 shares of Common Stock previously issued pursuant to the exercise of options received pursuant to those grants.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 POS Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on February 28, 2002.

                                 AZZ incorporated



                            By: /s/  David H. Dingus
                               -------------------------------------------------
                                     David H. Dingus, President and
                                     Chief Executive Officer


                            By: /s/  Dana L. Perry
                               -------------------------------------------------
                                     Dana L. Perry, Vice President of Finance
                                     and Chief Financial Officer


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